SECOND AMENDMENT TO
CREDIT AGREEMENT

THIS SECOND AMENDMENT (“Amendment”) dated as of August 30, 2012, by and between Perceptron, Inc. (“Company”) and Comerica Bank (“Bank”).

RECITALS:

A. Company and Bank entered into an Amended and Restated Credit Agreement dated as of November 16, 2010, as amended (“Agreement”).

B. Company and Bank desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The definition of Base Tangible Net Worth in Section 1 of the Agreement is amended to read as follows:

“Base Tangible Net Worth” shall mean $34,500,000, minus the Aggregate Redemption Amount.

2. Section 8.2 of the Agreement prohibits certain dispositions of Company’s assets. Company has advised Bank that it intends to sell the assets of its Consumer Business Unit to Inspectron, Inc. pursuant to the terms of an Asset Purchase Agreement dated August 30, 2012 between Company and Inspectron, Inc. (“CBU Sale”). Company has requested that Bank consent to the CBU Sale. Bank consents to the CBU Sale conditioned on (a) the CBU Sale being consummated on or before August 30, 2012, (b) the gross purchase price for the CBU Sale being not less than $500,000, plus the Deposit Amount (as defined in the Purchase Agreement), plus the amount of the Assumed Liabilities (as defined in the Purchase Agreement) and (c) after giving effect to the CBU Sale, no Event of Default shall have occurred and be continuing under the Agreement. Upon the consummation of the CBU Sale, Bank shall release its security interest in the Purchase Assets (as defined in the Asset Purchase Agreement).

3. Company hereby represents and warrants that, after giving effect to the amendment and consent contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.5 and 6.7 through 6.12 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

4. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

5. This Amendment shall be effective upon (a) execution of this Agreement by Company and the Bank and (b) execution by the Guarantor of the attached Acknowledgment of Guarantor.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		PERCEPTRON, INC.

By:	/s/ Robert Rosati	By:	/s/ John H. Lowry, III

Its:	Vice President	Its:	Vice President and CFO

2

ACKNOWLEDGMENT OF GUARANTOR

The undersigned guarantor acknowledges and agrees to the foregoing Amendment and confirms that the Guaranty dated October 24, 2002, executed and delivered by the undersigned to the Bank remains in full force and effect in accordance with its terms.

PERCEPTRON GLOBAL, INC.

By:	John H. Lowry, III

Its:	Vice President and Chief Financial Officer